September 21, 2006

Reporters May Contact:
Christopher Feeney, Bank of America Corporation, 704.386.6794
Christopher.Feeney@bankofamerica.com

Bank of America announces the pricing of $1.85 billion in three-year callable floating rate senior notes

CHARLOTTE - Bank of America Corporation today announced the pricing of $1.85 billion in aggregate principal amount of its floating rate senior notes.  The offering includes a series of $1.75 billion aggregate principal amount of three-year callable LIBOR senior notes and $100 million aggregate principal amount of three-year callable prime rate senior notes.

Bank of America will pay interest on each series of floating rate notes quarterly on March 28, June 28, September 28 and December 28 of each year, beginning December 28, 2006.  Each series of notes will mature on September 25, 2009.

The three-year callable LIBOR senior notes will bear interest from the issue date through March 27, 2008, at a floating rate equal to three-month LIBOR plus a spread of 0.01 percent.  From March 28, 2008 to the maturity date or earlier redemption date, the interest rate will be equal to three month LIBOR plus a spread of 0.12 percent.

The three-year callable prime rate senior notes will bear interest from the issue date through March 27, 2008 at a floating rate equal to the prime rate minus a spread of 2.88 percent.  From March 28, 2008 to the maturity date or earlier redemption date, the interest rate will be equal to Prime minus a spread of 2.77 percent.

These notes are being underwritten by Banc of America Securities LLC, as sole book-running lead manager, and Guzman & Company and Samuel A. Ramirez & Company, Inc.  Closing is scheduled for September 27, 2006.

The notes will not be listed on any securities exchange.

Copies of the prospectus relating to the offering may be obtained from Banc of America Securities LLC, 100 West 33rd Street, 3rd Floor New York, New York 10001, by calling 1-800-294-1322 or you may email a request to dg.prospectus_distribution@bofasecurities.com.

Bank of America Corporation is a bank holding company and a financial holding company.  The company provides a diversified range of banking and nonbanking financial services and products in 30 states, the District of Columbia, and 44 foreign countries.  The company provides these services and products through three business segments:  Global Consumer and Small Business Banking, Global Corporate and Investment Banking, and Global Wealth and Investment Management. Bank of America Corporation common stock (NYSE: BAC) is listed on the New York Stock Exchange.

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